UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 7, 2013

HEALTH ENHANCEMENT PRODUCTS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-30415	87-0699977
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7 West Square Lake Rd., Bloomfield Hills, Michigan    48302

(Address of principal executive offices)           (Zip Code)

Registrant's telephone number, including area code (248) 452-9866

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      .  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement

Settlement Agreement Among the Registrant, Zus Health, LLC and Ceptazyme, LLC

On June 12, 2013, the Registrant entered into a Settlement Agreement and Mutual Release of all Claims (the “Settlement Agreement”) with Ceptazyme, LLC (“Ceptazyme”) and Zus Health, LLC (“Zus Health”) resolving claims the parties brought against one another in connection with a license agreement between the Registrant and Zus Health dated September 2, 2010 (the “License Agreement”).  Under the terms of the Settlement Agreement, the parties agreed to terminate the License Agreement and that no party would have any further obligations thereunder.  No monetary consideration was exchanged in connection with the Settlement Agreement.

The dispute under the Settlement Agreement arose when Zus Health attempted to assign the License Agreement to Ceptazyme.  On January 9, 2012, the Registrant notified Ceptazyme (i) that there was no agreement between the Registrant and Ceptazyme, as the Registrant had not approved any assignment of the License Agreement by Zus Health to Ceptazyme and (ii) that, even if there had been a valid assignment to Ceptazyme, Ceptazyme had committed multiple material breaches of the agreement.  The Registrant believes that Ceptazyme (i)failed to market the Registrant’s product in a manner compliant with state and federal regulations, and (ii) allowed its distributors to make claims and representations that were not in compliance with applicable regulations, among many other breaches.  As a result, the Registrant filed a lawsuit in Michigan against Zus Health and Ceptazyme on January 16, 2012, alleging breach of contract.  Ceptazyme responded by filing suit in Utah against the Registrant on January 24, 2012, also alleging, breach of contract.

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; compensatory Arrangements of Certain Officers

On June 7, 2013, Brian Young resigned as a director and from all offices of the Registrant and HEPI Pharmaceuticals, Inc., its wholly owned subsidiary to devote his attention to other business opportunities.  Mr. Young and the Registrant are also in discussion with respect to Mr. Young’s role in developing certain technology of the Company.  If any arrangement with Mr. Young is entered into, the Registrant will make appropriate disclosures at that time.  On June 7, 2013, Thomas Cox was appointed to the Board of Directors of the Registrant, to serve in such capacity until his successor is appointed and qualified or until his earlier resignation or removal.

As compensation for serving as a member of the Board of Directors of the Registrant, Mr. Cox will receive $10,000 for each annual term served, paid quarterly, and upon his joining the Board he received a warrant to purchase 50,000 shares of common stock (vested quarterly) at an exercise price of $.40 per share with a term of three years.

Mr. Cox is a Managing Director of Woodvale Partners, LLC, a law firm supporting the needs of emerging and growth stage businesses and their investors.  Mr. Cox also serves as a principal with Cascade Partners, LLC, an investment banking and private investment firm.  Mr. Cox recently served as a Managing Director and co-founder of Seneca Partners, Inc., a private investment and investment banking firm supporting early stage and middle market companies in the health care, technology, business services and high-value manufacturing industries.  Mr. Cox has sourced, led and managed a number of healthcare, manufacturing and services investments.  He currently serves on the Board of Directors of Micro Machine Corporation, SynCardia Systems, Inc. and NephRx Corporation, and as a Board observer to Celleration, Inc., and MedVantx, Inc.  Mr. Cox has previously served as Chairman of the Board of Directors of HealthScope Benefits, Inc. and as a member of the Boards of American Endoscopy Services, Inc., American Roller Corporation, Cycle Solutions, Inc., Ischemia Technologies, Inc., NewGround Resources, and PanCel Corporation.  Mr. Cox also currently serves on the Board of Special Olympics Illinois.  Mr. Cox received a Bachelor of Arts degree from Williams College (magna cum laude), a J.D. from Boston College Law School (cum laude), and an M.B.A. from the J.L. Kellogg Graduate School of Business at Northwestern University.  He is a licensed attorney in the State of Illinois.

Item 9.01

Financial Statements and Exhibits

(d)

Exhibits.

1.1

Settlement Agreement and Mutual Release of all Claims by and among Health Enhancement Products, Inc., Ceptazyme, LLC and Zus Health, LLC dated June 12, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTH ENHANCEMENT PRODUCTS, INC.

Date:  June 13, 2013

By: /s/ PHILIP M, RICE II
Philip M. Rice, II, Chief Financial Officer

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